As filed with the Securities and Exchange Commission on November 17, 2017

Registration No. 333-201608

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO:

FORM S-3ASR

REGISTRATION STATEMENT NO. 333-201608

UNDER

THE SECURITIES ACT OF 1933

The Advisory Board Company

(Exact name of registrant as specified in its charter)

Delaware	52-1468699
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

(952) 936-1300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), deregisters all shares of The Advisory Board Company’s (the “Registrant”) common stock, par value $0.01 per share (“Common Stock”), and any other securities remaining unissued under the Registration Statement on Form S-3 (No. 333-201608), filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 20, 2015, registering an indeterminate amount of shares of Common Stock, shares of the Registrant’s preferred stock, par value $0.01 per share (“Preferred Stock”), depositary shares representing Preferred Stock, and warrants for Common Stock, Preferred Stock or depositary shares representing Preferred Stock of the Registrant (the “Registration Statement”).

On November 17, 2017 (the “Closing Date”), OptumInsight, Inc. (“Optum”), a wholly owned subsidiary of UnitedHealth Group Incorporated, completed its previously announced acquisition of the Registrant through a merger (the “Merger”) of Apollo Merger Sub, Inc., a wholly owned subsidiary of Optum (“Merger Sub”), with and into the Registrant pursuant to the Agreement and Plan of Merger, dated as of August 28, 2017, by and among the Registrant, Optum, and Merger Sub. As a result of the Merger, the Registrant became a wholly owned subsidiary of Optum on the Closing Date.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on this 17th day of November, 2017.

THE ADVISORY BOARD COMPANY

By:	/s/ Robert W. Musslewhite
	Name:	Robert W. Musslewhite
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert W. Musslewhite Robert W. Musslewhite	Director and Chief Executive Officer (Principal Executive Officer)	November 17, 2017

/s/ Eric D. Murphy Eric D. Murphy	Director	November 17, 2017